Exhibit 10.13

PREFERRED SHARE PURCHASE AGREEMENT

by and among

Yunji Inc.

Acceleration S Limited

TRUSTBRIDGE PARTNERS IV, L.P.

China Renaissance Corporation

Eastern Bell XII Investment Limited

CPYD Singapore Pte. Ltd.

FASTURN OVERSEAS LIMITED

Eastern Bell XIX Investment Limited

and

THE OTHER PARTIES NAMED HEREIN

February 12, 2018

PREFERRED SHARE PURCHASE AGREEMENT

This PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into on February 12, 2018 by and among:

A.    Yunji Inc., a Cayman Islands exempted company whose registered address is at the Office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands (the “Company”);

B.    Yunji Holding Limited, a Hong Kong company whose registered address is at Room 1907, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong (the “HK Co.”);

C.    Yunji Sharing Technology Co., Ltd., a company established under the laws of the PRC, whose registered address is at Suite 601, No. 14, Xintiandi Business Center, Xiacheng District, Hangzhou, Zhejiang Province, PRC (“Domestic Co.”);

D.    Zhejiang Jishang Youxuan E-Commerce Co., Ltd., a company established under the laws of the PRC, whose registered address is at Suite 301, No. 14, Xintiandi Business Center, Xiacheng District, Hangzhou, Zhejiang Province, PRC (“Operating Co.”);

E.    The Persons as set forth on Schedule A-2 (each, a “Founder”, and collectively, the “Founders”);

F.    The entities as set forth on Schedule A-3 (each a “Founder Holdco”, and collectively, the “Founder Holdcos”);

G.    The entities as set forth on Schedule A-4-1 (each a “Series Seed Investor”, and collectively, the “Series Seed Investors”);

H.    The entities as set forth on Schedule A-4-2 (each a “Series A Investor”, and collectively, the “Series A Investors”); and

I.    The entities as set forth on Schedule A-4-3 (each a “Series B Investor”, and collectively, the “Series B Investors”, together with the Series Seed Investors and the Series A Investors, collectively, the “Investors”).

Each of the foregoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

A.    WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Investors certain Preferred Shares and the Investors agrees to purchase such Preferred Shares from the Company.

B.    The Parties intend to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the Parties hereto agree as follows:

1.	DEFINITIONS.

1.1    Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” shall mean any notice, charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and without limiting the generality of the foregoing, (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of an Investor, shall include (i) any Person who holds Shares as a nominee for the Investor, (ii) any shareholder of the Investor, (iii) any entity or individual which has a direct or indirect interest in the Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by the Investor, its shareholder, the general partner or the fund manager of the Investor or its shareholder, (v) the relatives of any individual referred to in (ii), (iii) and (iv) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, an Investor shall not be deemed to be an Affiliate of any Group Company.

“Board” shall mean the board of directors of the Company.

“Business” shall mean the business of establishment and operation of social retail service platform and operation of “Yunji Weidian” project by the Group Companies.

“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in Cayman Islands, Hong Kong or the PRC.

“CDH” shall mean Acceleration S Limited.

“Circular 37” shall mean the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Companies issued by SAFE on July 4, 2014, and its amendment and interpretation promulgated by SAFE from time to time.

“CFC” shall mean the controlled foreign corporation within the meaning of Section 957 of the Code.

“Code” shall mean the United States Internal Revenue Code of 1986.

“Control” with respect to any third party, shall have the meaning ascribed to it in Rule 405 under Securities Act, and shall be deemed to exist for any party (a) when such party holds at least fifty percent (50%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party or (b) over other members of such party’s immediate family. Immediate family members include, without limitation, an individual’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Conversion Shares” shall mean Ordinary Shares issuable upon conversion of the Preferred Shares of the Company.

“Domestic Resident” shall have the meaning set forth in Circular 37 and/or other law related to Circular 37.

“Eastern Bell” shall mean, collectively, Eastern Bell XIX Investment Limited and Eastern Bell XII Investment Limited.

“Employee Share Option Plan” or “ESOP” shall mean the employee share option plan of the Company to be adopted as soon as practicable after the Closing and such other arrangements, contracts, or plans as are recommended by management and approved in accordance with the Shareholders Agreement and Restated M&A.

“Governmental Authority” shall mean any nation or government, or any federation, province or state or any other political subdivision thereof; and any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, Hong Kong or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Companies” shall mean the Company, the HK Co., the WFOE, the Domestic Co., the PRC Subsidiaries, the HK Subsidiary, and each Person (except individuals) Controlled by the Company and their respective Subsidiaries from time to time (each a “Group Company”), unless the context specifically indicates otherwise.

“HK Subsidiary” shall mean Yunji HongKong Limited.

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the People’s Republic of China.

“IAS” shall mean the applicable International Accounting Standards published by the International Accounting Standards Board from time to time.

“Indemnifiable Loss” shall mean, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty, settlement, suit, or tax of any kind or nature, together with all interest, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person, whether directly or indirectly.

“Indemnification Agreement” shall mean the Indemnification Agreement between the Company and the director appointed by any Investor to be entered into as of the Closing in substantially the form attached hereto as Exhibit C.

“Intellectual Property” shall mean any and all (a) patents, patent rights, patent applications, and all reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (b) inventions (whether patentable or not), improvements, concepts, innovations and industrial models, (c) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (d) URLs, domain names, web sites, web pages and any part thereof, (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (f) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (g) trade names, trade dress, trademarks, service marks, and registrations and applications therefor, and (h) the goodwill of the business symbolized or represented by the foregoing, customer lists and other confidential and proprietary information and common-law rights.

“Key Employee” shall mean the individuals as set forth on Schedule E.

“Liabilities” or “Liability” shall mean, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” shall mean any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, easement, adverse claim, restrictive covenant, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership.

“Material Adverse Effect” shall mean any (a) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects or liabilities of the Group Companies taken as a whole, (b) material impairment of the ability of any Warrantor to perform the material obligations of such Person hereunder or under any other Transaction Documents, as applicable, or (c) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Group Company, Founder or Founder Holdco.

“Ordinary Shares” shall mean the Company’s ordinary shares, par value US$0.000005 per share.

“Permit” shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Person” shall mean any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PFIC” shall mean the passive foreign investment company within the meaning of Section 1297 of the Code.

“PRC” shall mean the People’s Republic of China, but solely for purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and the Islands of Taiwan.

“PRC Companies” shall mean the WFOE, the Domestic Co. and the PRC Subsidiaries, and “PRC Company” shall mean any one of such entities.

“PRC Subsidiaries” shall mean the entities set forth on Schedule A-1, and “PRC Subsidiary” shall mean any one of such entities.

“Preferred Shares” shall mean the Company’s Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares and/or other preferred shares of the company that may be issued from time to time.

“Preferred Majority” shall mean collectively, the Series Seed Majority, the Series A Majority and the Series B Majority.

“Qualified IPO” shall mean a public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) registered under the Securities Act and with an implied pre-money valuation of US$4,000,000,000 (or equivalent RMB) or more, or in a similar public offering of Ordinary Shares in a jurisdiction and on an internationally recognized securities exchange or inter-dealer quotation system outside of the United States, including the Stock Exchange of Hong Kong Limited, the Shanghai Stock Exchange and the Shenzhen Stock Exchange, provided such public offering is equivalent to the aforementioned in terms of offering proceeds and regulatory approval, and is approved by the Preferred Majority.

“Restated M&A” shall mean the Amended and Restated Memorandum and Articles of Association of the Company in the form attached as Exhibit A hereto.

“Restructuring Agreements” shall mean a series of agreements to be entered into by and between the Domestic Co., the WFOE or the HK Co. and certain other parties, including but not limited to an Exclusive Business Cooperation Agreement, Equity Interest Pledge Agreements, Exclusive Option Agreements, Loan Agreements, each in the form and substance satisfactory to the Investors.

“RMB” shall mean the lawful currency of the PRC.

“SAFE Rules and Regulations” shall mean Circular 37 and any other applicable laws on foreign exchange applicable to any Warrantor or any direct in direct shareholder of the Company who is a Domestic Resident.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Series Seed Majority” shall mean the holders holding more than two-thrids (2/3) of the then outstanding Series Seed Preferred Shares, voting as a single class on an as-converted basis.

“Series Seed Preferred Shares” shall mean the Company’s Series Seed Preferred Shares, par value US$0.000005 per share.

“Series A Majority” shall mean the holders holding more than fifty percent (50%) of the then outstanding Series A Preferred Shares, voting as a single class on an as-converted basis.

“Series A Preferred Shares” shall mean the Company’s Series A Preferred Shares, par value US$0.000005 per share.

“Series B Majority” shall mean the holders holding more than fifty percent (50%) of the then outstanding Series B Preferred Shares, voting as a single class on an as-converted basis.

“Series B Preferred Shares” shall mean the Company’s Series B Preferred Shares, par value US$0.000005 per share.

“Shares” shall mean all Preferred Shares and all Ordinary Shares of the Company.

“Shareholders Agreement” shall mean the Shareholders Agreement among the Parties hereto and certain other parties to be entered into as of the Closing in substantially the form attached hereto as Exhibit B.

“Smallyes Group Companies” shall mean, collectively, Zhejiang Smallyes Network Technology Co., Ltd., Hangzhou Smallyes Cosmetics Co., Ltd., and Shanghai Suye Cosmetics Co., Ltd..

“Subsidiary” or “subsidiary” shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IAS or U.S. GAAP, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. Notwithstanding the above, as applied to the Company, the term “Subsidiary” or “subsidiary” includes the the HK Co., the WFOE, Domestic Co, the PRC Subsidiaries and the HK Subsidiary.

“Tax” shall mean (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Return” shall mean any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Tax Liability” shall mean an amount equal to the amount of any diminution in the value of the Purchased Shares or the Conversion Shares, and any and all losses, liabilities, damages, suits, obligations, judgments or settlements or any kind (including all reasonable legal costs, costs of recovery and other expenses incurred by the Investor) resulting from any claim of taxation (including those resulting from cancellation or reclamation of tax benefits of any kind relating to the Group Companies) arising from an event relating to tax, whether occurring before or after the Closing.

“Transaction Documents” shall mean this Agreement, the Shareholders Agreement, the Restated M&A, the Restructuring Agreements, the Indemnification Agreement, the exhibits attached to any of the foregoing and any other document, certificate, and agreement delivered in connection with the transactions contemplated hereby and thereby.

“Trustbridge” shall mean, collectively, FASTURN OVERSEAS LIMITED and TRUSTBRIDGE PARTNERS IV, L.P..

“US$” and “USD” shall mean the lawful currency of the United States of America.

“U.S. GAAP” shall mean the generally accepted accounting principles in the United States.

“Warrantors” shall mean the Founders, the Founder Holdcos, the Company, the HK Co., the WFOE, the Domestic Co. and the Operating Co., unless the context specifically indicates otherwise.

“WFOE” shall mean a wholly foreign-owned enterprise to be incorporated under the Laws of the PRC and 100% held by the HK Co. All reference to the WFOE under this Agreement shall refer to the WFOE upon its establishment.

1.2    Warrantor Obligations. Where this Agreement or any Transaction Document places an obligation on any Warrantor, each other Warrantor shall use its best efforts to cause the obligated Warrantor to perform such obligation.

1.3    Exhibits and Schedules. The following annex, schedules and exhibits are a part of this Agreement and hereby are deemed incorporated herein by reference:

Schedule A-1	PRC Subsidiaries

Schedule A-2	Founders

Schedule A-3	Founder Holdcos

Schedule A-4	Investors

Schedule B	Capitalization Table

Schedule C	Disclosure Schedule

Schedule D	Notices

Schedule E	Key Employees

Exhibit A	Amended and Restated Memorandum of Articles of Association of the Company

Exhibit B	Shareholders Agreement

Exhibit C	Indemnification Agreement

Exhibit D	Restructuring Framework Agreement

2.	AGREEMENT TO PURCHASE AND SELL SHARES AT THE CLOSING.

2.1    Agreement to Purchase and Sell of Series B Preferred Shares. Subject to the terms and conditions hereof, at the Closing, the Company shall issue and sell to the Series B Investors, and the Series B Investors shall purchase from the Company at such per share price, each as set forth opposite the name of such Series B Investor in Schedule A-4-3 attached hereto,, up to an aggregate of 110,803,324 Series B Preferred Shares in the amount set forth opposite the name of each Series B Investor in Schedule A-4-3 (the “Purchased Shares”). Each Series B Investor shall pay the purchase price set forth opposite the name of such Series B Investor in Schedule A-4-3 for its Purchased Shares as of the Closing by wire transfer of immediately available funds to a bank account designated in writing by the Company and delivered to the Series B Investors at least five (5) Business Days prior to the Closing. In the event that any Investor fails to make full payment of the purchase price pursuant to this Section 2.1 in a timely manner, the Company shall be entitled to forfeit any and all Series B Preferred Shares registered under the name of such Investor purchased by such Investor pursuant to this Agreement.

2.2    Agreement to Purchase and Sell of Series Seed Preferred Shares. Subject to the terms and conditions hereof, at the Closing, the Company shall issue and sell to the Series Seed Investors, and the Series Seed Investors shall purchase from the Company at such per share price, each as set forth opposite the name of such Series Seed Investor in Schedule A-4-1 attached hereto, up to an aggregate of 373,000,000 Series Seed Preferred Shares in the amount set forth opposite the name of each Series Seed Investor in Schedule A-4-1. Each Series Seed Investor shall pay the purchase price set forth opposite the name of such Series Seed Investor in Schedule A-4-1 as of the Closing by delivery of a promissory note to the Coompany pursuant to Section 2.7 hereunder.

2.3    Agreement to Purchase and Sell of Series A Preferred Shares. Subject to the terms and conditions hereof, at the Closing, the Company shall issue and sell to the Series A Investors, and the Series A Investors shall purchase from the Company at such per share price, each as set forth opposite the name of such Series A Investor in Schedule A-4-2 attached hereto,, up to an aggregate of 389,200,000 Series A Preferred Shares in the amount set forth opposite the name of each Series A Investor in Schedule A-4-2. Each Series A Investor shall pay the purchase price set forth opposite the name of such Series A Investor in Schedule A-4-2 as of the Closing either by wire transfer of immediately available funds to a bank account designated in writing by the Company and delivered to the Series B Investors at least five (5) Business Days prior to the Closing or by delivery of a promissory note to the Coompany pursuant to Section 2.7 hereunder.

2.4    Pre-money Valuation. The total price payable by the Series B Investors for purchasing the Purchased Shares represents a pre-money valuation of the Company of US$1,900,000,000, including 191,663,158 Ordinary Shares reserved under the Employee Share Option Plan.

2.5    Closing. Subject to the fulfillment of the conditions to the closing as set forth in Section 5 and Section 6 (where applicable), the purchase and sale of the Purchased Shares, Series Seed Preferred Shares and Series A Preferred Shares as contemplated herein shall take place remotely via the exchange of documents and signatures, on a date specified by the Parties, or at such other time and place as the Company and the Investors may mutually agree upon, which date shall be no later than five (5) Business Days after the satisfaction or waiver of each condition to the closing as set forth in Section 5 and Section 6 but in no event later than February 14, 2018 (the “Closing”). The Company’s shareholding structure immediately prior to and after the Closing shall be as set forth in the Company’s capitalization table attached hereto as Schedule B.

2.6    Deliveries by the Companny. At the Closing, the Company shall deliver the following items:

(a)    to the Investors (i) a certified true copy of the register of members of the Company as at the date of the Closing reflecting each Investor’s ownership of its respective Purchased Shares, Series Seed Preferred Shares and/or Series A Preferred Shares, and (ii) a certified true copy of the register of directors of the Company as at the date of the Closing, reflecting the appointment of the director designated by the Investors as contemplated by Section 5.10 hereof, each copy certified by the registered office provider of the Company to be a true and complete copy thereof;

(b)    to the Investors, a certified true copy of the share certificate to each Investor representing the Purchased Shares, Series Seed Preferred Shares and/or Series A Preferred Shares purchased by such Investor, with the original (duly signed and sealed for and on behalf of the Company) to be delivered to each Investor within ten (10) Business Days after the Closing; and

(c)    to the Series B Investors, a compliance certificate dated as of the Closing signed by each Warrantor or a duly authorized representative of each Warrantor, as applicable, certifying that all of the conditions set forth in Section 5 (except for Section 5.18) have been fulfilled, and attaching and certifying as true and complete a copy of the Company’s Restated M&A as in effect as of the Closing.

2.7    Deliveries by the Investors. At the Closing, (i) each of the Series B Preferred Shares, TRUSTBRIDGE PARTNERS IV, L.P. and Huaxing shall pay their respective purchase price set forth opposite their name in Schedule A-4-2 and Schedule A-4-3 by wire transfer of immediately available funds in U.S. dollars to an account designated by the Company, and (ii) each of Eastern Bell XII Investment Limited, Crescent, FASTURN OVERSEAS LIMITED and Eastern Bell XIX Investment Limited shall pay their respective purchase price set forth opposite their name in Schedule A-4-1 and Schedule A-4-2 by issuance of a note to the Company in the principal amount equaling to their respective purchase price (subject to adjustment provided thereunder, if applicable) to the satisfaction of the Company.

2.8    Exchange Rate. For the avoidance of any doubt, each Investor shall pay its purchase price to the Company in USD. The exchange rate between RMB and USD under this Agreement shall be the official central parity rate published by the People’s Bank of China as of the date of the payment or such other exchange rate as may be agreed by the Company and the applicable Investor hereunder or otherwise in writing.

3.	REPRESENTATIONS AND WARRANTIES REGARDING OF THE WARRANTORS.

Unless specifically indicated otherwise, the Warrantors hereby jointly and severally represent and warrant to the Series B Investors that the statements in this Section 3, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Schedule C (the contents of which shall also be deemed to be representations and warranties hereunder), are all true, correct and complete as of the date hereof and the date of the Closing. For purposes of this Section 3, any reference to a Party’s “knowledge” means such Party’s best knowledge after due and diligent inquiries of officers, directors, and other employees of such Party reasonably believed to have knowledge of the matter in question.

3.1    Organization, Good Standing and Qualification.

(a)    The Company is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. The Company is qualified to do business and is in good standing in each jurisdiction where failure to be so qualified would have a Material Adverse Effect on its financial condition, business, prospects or operations.

(b)    Each of the PRC Companies is a company duly organized and existing under the laws of the PRC, and has all powers and all governmental licenses, permits, Governmental Authorizations, consents and approvals required to carry on its business as now conducted. The HK Subsidiary is a company duly organized and existing under the laws of Hong Kong, and has all powers and all governmental licenses, permits, Governmental Authorizations, consents and approvals required to carry on its business as now conducted. Each of the PRC Companies and the HK Subsidiary has paid all such governmental fees, taxes and stamp duty required to be paid by it under applicable PRC and other laws prior to or upon the Closing.

3.2    Due Authorization. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it/he is a party and to carry out and perform its/his obligations thereunder. All action on the part of each Warrantor (and as applicable, its/his respective officers, directors and shareholders) necessary for the authorization, execution and delivery of each Transaction Document, the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares and the Conversion Shares, and, as applicable, the performance of their respective obligations under each Transaction Document and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby, has been taken or will be taken prior to the Closing. The Transaction Documents are valid and binding obligations of each Group Company, enforceable in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. The Purchased Shares and the Conversion Shares are not subject to any preemptive rights, rights of first refusal, or liens of any kind except for rights imposed under the Restated M&A and/or the Transaction Documents.

3.3    Capitalization. The authorized share capital of the Company will consist of the following immediately prior to the Closing:

(a)    Ordinary Shares. A total of 9,126,996,676 authorized Ordinary Shares of which 1,151,400,000 shares are issued and outstanding.

(b)    Preferred Shares. A total of 873,003,324 authorized Preferred Shares, (i) 373,000,000 of which are designated as Series Seed Preferred Shares but none of which is issued or outstanding, (ii) 389,200,000 of which are designated as Series A Preferred Shares but none of which is issued or outstanding, and (iii) 110,803,324 of which are designated as Series B Preferred Shares but none of which is issued or outstanding.

(c)    Options, Warrants, Available Shares. The Company has made available and free of any Liens (i) up to 110,803,324 Series B Preferred Shares, 389,200,000 Series A Preferred Shares and 373,000,000 Series Seed Preferred Shares, each for issuance and sale under this Agreement; (ii) 873,003,324 Ordinary Shares representing the Conversion Shares, and (iii) 191,663,158 Ordinary Shares reserved for issuance under the Employee Share Option Plan. Other than with respect to the Purchased Shares, the Conversion Shares, and Employee Share Option Plan, there are no options, warrants, conversion privileges or other rights or agreements outstanding or under which the Company is or may become obligated to issue any securities of any class or series except as set forth above. Apart from the exceptions noted in this Section 3.3, none of the Company’s outstanding shares, and no shares issuable upon exercise, conversion, or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal, or other rights to purchase such shares (whether in favor of the Company or any other Person), pursuant to any agreement or commitment to which the Company is a party or of which the Company is aware, except for the rights imposed under the Restated M&A and in the Transaction Documents.

3.4    Subsidiaries (General). Section 3.4 of the Disclosure Schedule sets forth a chart showing the accurate and complete equity structure of the Group Companies and all Subsidiaries thereof, indicating the ownership and Control relationships among all Group Companies, Subsidiaries, the Founder Holdcos, the Founders and other shareholders (if any). Except for the Restructuring Agreements, there is no contract among the Warrantors and/or with any other Person with respect to the ownership or Control of any of the Group Companies or Subsidiaries thereof. Except as disclosed in Section 3.4 of the Disclosure Schedule, no Group Company presently owns or Controls, or has ever owned or Controlled, legally or beneficially, directly or indirectly, any interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person. All other Persons which provide services similar to or competing with the Business of the Group Companies and are Controlled by any Founder have been injected into the Group Companies.

3.5    Valid Issuance of Purchased Shares.

(a)    The Purchased Shares, when issued, sold and allotted and registered in the register of members of the Company in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid, non-assessable, and free of any Liens. The Conversion Shares have been duly and validly made available for issuance and, upon issuance will be duly and validly issued, fully paid, non-assessable and free of any Liens upon issuance.

(b)    All presently outstanding Ordinary Shares of the Company are duly and validly issued, fully paid and non-assessable and free of any Liens, and such Ordinary Shares, and all outstanding shares, options and other securities of the Company, have been issued in full compliance with the requirements of all applicable securities laws and regulations, including the Securities Act, and all other antifraud and other provisions of applicable securities laws and regulations.

3.6    Liabilities. Except as described in Section 3.6 of the Disclosure Schedule and the Restructuring Agreements, no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable, except as reflected on the Financial Statements and none of the Group Companies is unable to pay its debts as and when such debts fall due or is subject to any insolvency proceedings or has had a receiver, liquidator or administrator appointed over its assets.

3.7    Title to Properties and Assets. Each Group Company has good and marketable title to all respective properties and assets reflected on the Financial Statements, in each case such property and assets are subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, each Group Company is in compliance with such leases and holds valid leasehold interests in such assets free of any Liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

3.8    Financial Statements. The Company has provided the (1) audited consolidated balance sheets, cash flow statements and income statements of the Group Companies as of December 31, 2016, and (2) unaudited consolidated balance sheets, cash flow statements and income statements of the Group Companies as of November 30, 2017 (“Financial Statements Date”) (all such financial statements being collectively referred to herein as the “Financial Statements”). Such Financial Statements (a) accord with the books and records of the respective Group Company, (b) are true, correct and complete and present fairly the financial condition and state of affairs of the respective Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with PRC generally accepted accounting principles (“PRC GAAP”) applied on a consistent basis, except, as to the unaudited financial statements, for the omission of notes thereto and normal year-end audit adjustments.

Specifically, but not by way of limitation, the respective balance sheets included in the Financial Statements disclose all of the respective Group Company’s debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including absolute, accrued, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with the PRC GAAP, and each Group Company has good and marketable unencumbered title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates.

3.9    Activities Since Financial Statements Date. None of the following events has occurred with respect to any Group Company since the Financial Statements Date and prior to the Closing:

(a)    any declaration or payment of any dividend, or authorization or payment of any distribution upon or with respect to any class or series of its capital shares or any other equity interest;

(b)    any incurrence of indebtedness for money borrowed or any other liabilities;

(c)    any sale, exchange, assignment, or other disposition of any assets or rights (including any Intellectual Property rights or other intangible assets) or creation of any encumbrance on any of its assets or rights;

(d)    any agreements or transactions with any of its officers, directors or employees or any entity controlled by any of such individuals or with its shareholders or Persons related to such shareholders, or any agreement on transaction with any other party;

(e)    any damage, destruction or loss, whether or not covered by insurance, affecting its assets, properties, financial condition, operating results, prospects or business as presently conducted and as presently proposed to be conducted;

(f)    any waiver of a valuable right or of a debt owed to it;

(g)    any incurrence, creation, assumption, repayment, satisfaction or discharge of any Lien, claim or encumbrance or payment of any obligation;

(h)    any resignation or termination of any of its directors or key officers; or

(i)    any other event or condition of any character which would affect its assets, properties, financial condition, operating results or business.

3.10    Intellectual Property Rights.

(a)    Each Group Company (i) owns, free and clear of all Liens, and/or (ii) have the sufficient and valid right or license to use, all Intellectual Property currently used or occupied by them necessary for the Business, without any violation or infringement of the rights of others. Section 3.10(a) of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by the Group Companies, whether registered or not, and a complete and accurate list of all licenses granted by any Group Company to any third party with respect to any Intellectual Property. Except as disclosed in Section 3.10(a) of the Disclosure Schedule, there are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company to any third party, or by any other party to any Group Company, relating to any Intellectual Property currently used or proposed to be used by any Group Company for its Business, except for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software. With respect to any licenses or agreements to which any Group Company is a party in relation to the Intellectual Property used by such Group Company, none of the Group Companies has received any communications alleging that such Group Company has violated such licenses or agreements.

(b)    To the best knowledge of the Warrantors, the use, reproduction, modification, distribution, licensing of any Intellectual Property by any Group Company does not infringe, misappropriate or violate any applicable law or any Intellectual Property of any third party. There is no pending or threatened claim or Action against any Group Company contesting the right to use any of the Intellectual Property currently used by it, asserting the misuse thereof, or asserting the infringement or other violation of any Intellectual Property of any third party. No Person has challenged the ownership or use of any Intellectual Property by a Group Company in writing. To the best knowledge of the Warrantors, no Person has violated, infringed or misappropriated any Intellectual Property of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. No proceedings or claims in which any Group Company alleges that any Person is infringing upon, or otherwise violating, any Group Company’s Intellectual Property rights are pending, and none has been served, instituted or asserted by any Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property of such Person.

(c)    All inventions and know-how conceived by the current and former employees of the Group Companies, including without limitation the Founders and the Key Employees, which are related to the Businesses of the Group Companies are “works made for hire”, and all right, title, and interest therein, including any applications therefor, have been transferred and assigned to, and are currently owned by, the Group Companies. None of the Key Employees of any Group Company is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the Business of any Group Company as presently conducted and planned to be conducted. It will not be necessary to utilize in the course of any Group Company’s business operations any inventions of any of the respective employees of the Group Companies made prior to their employment by the Group Companies, except for inventions that have been validly and properly assigned or licensed to the Group Companies as of the date hereof. No government funding, facilities of any educational institution or research centre, or funding from third parties has been used in the development of any Intellectual Property of any Group Company.

(d)    Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard its Intellectual Property rights and has made all applicable filings, registrations and payments of fees in connection with the foregoing to the extent required or permitted by the applicable laws. Each Group Company has taken all appropriate security measures to protect the trade secrets and the confidential information of such Group Company in connection with the Business. Without limiting the foregoing, each of the current and former officers, employees, consultants and independent contractors of the Group Companies and each of the suppliers, partners, distributors, and other third parties having access to any Intellectual Property rights of the Group Companies has executed and delivered to the relevant Group Company an agreement requiring the non-disclosure and other protection of such Intellectual Property rights. To the extent that any Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has executed a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(e)    The Smallyes Group Companies have transferred to the Group Companies all the trademarks relating to “Yunji” and self-owned branding products sold on Yunji platform and/or used by the Group Companies in other ways, some of such transfer of trademark is in the governmental registration process.

3.11    Contracts.

(a)    Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which any Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties; (ii) involve any of the officers, consultants, directors, employees or shareholders of any Group Company; or (iii) obligate any Group Company to share, license or develop any product or technology have been provided to the Series B Investors and their counsel(s) (collectively, the “Material Contracts”). For purposes of this Section 3.11 “material” shall mean any agreement, contract, indebtedness, liability, arrangement or other obligation either (i) having an aggregate value, cost, liability or amount of RMB1,000,000 or more, or (ii) not terminable upon no more than thirty (30) days’ notice without penalty or obligation.

(b)    Validity and Status. Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all Material Contracts. All the Material Contracts listed on Section 3.11 of the Disclosure Schedule are legally valid and binding, in full force and effect, and enforceable in accordance with their respective terms against the parties thereto, and will not violate any applicable laws. There is no existing default or breach by any party thereto and no Group Company has received any notice or claim or allegation of default or breach thereof from any party thereto, and the various transfers of assets, shares, equity interests, capital, personnel, contracts and Intellectual Property rights.

(c)    Provision of Material Contracts. A true, fully-executed copy of each Material Contract including all amendments and supplements thereto (and a written summary of all terms and conditions of each non-written Material Contract) has been delivered to the Series B Investors.

3.12    Litigation. There is no Action pending or currently threatened against any Founder, any Founder Holdco, any Group Company, any Group Company’s activities, properties or assets or against any officer, director or employee of any Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, any Group Company. There is no factual or legal basis for any such Action that might result, individually or in the aggregate, in any Material Adverse Effect. No Group Company is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

3.13    Governmental Consents. All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any Governmental Authority (“Governmental Authorizations”) on the part of each Group Company required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated herein have been obtained and are currently effective and in consummating such transactions. Based in part on the representations and warranties of the Series B Investors set forth in Section 4 below, the offer, sale and issuance of the Purchased Shares and the Conversion Shares, in conformity with the terms of this Agreement, will be exempt from the registration and prospectus delivery requirements of the Securities Act and all other applicable securities laws and regulations.

3.14    Compliance with Other Instruments. No Group Company is in, nor will the conduct of business of any Group Company as proposed to be conducted result in, any violation, breach or default of any constitutional document of any Group Company (which include, as applicable, articles of incorporation, memoranda and/or articles of association, by-laws, joint venture contracts and the like), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which any Group Company is a party or by which it may be bound, or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon any Group Company. The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any such constitutional documents, any such contract, agreement or instrument or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

3.15    Compliance with Laws; Permits. Except as disclosed in Section 3.15(a) of the Disclosure Schedule, each Group Company is, and has been, in compliance in all material respects with applicable laws, especially the laws and regulations in connection with the prohibition of pyramid selling. None of the Group Companies has conducted any activity in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any agency thereof in respect of the conduct of its business or the ownership of its properties. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company of, or a failure on the part of such entity to comply with, any applicable law in any material respect, or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing. To the best knowledge of the Warrantors, no Group Company is under investigation with respect to a material violation of any law. Except as disclosed in Section 3.15(a) of the Disclosure Schedule, each Group Company has all Permits issued or granted by the competent Governmental Authorities necessary for the due and proper establishment and conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect, or is able to obtain such Permits from the competent Governmental Authorities without undue burden or expense. None of the Group Companies is in default under any of such Permit issued or granted by the competent Governmental Authorities. To the best knowledge of the Warrantors, no Governmental Authority is considering modifying, suspending, revoking or denying upon expiration the renewal of any of such Permits. No Permits issued or granted by the competent Governmental Authorities contain any materially burdensome restrictions or conditions, and each Permit is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies is in default in any material respect under any Permit issued or granted by the competent Governmental Authorities. To the best knowledge of the Warrantors, there is no reason to believe that any Permit which is subject to periodic renewal will not be granted or renewed. No Group Company has received any letter or other communication from any Governmental Authority threatening or providing notice of revocation of any such Permit issued to any Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company. There are no fines or penalties asserted against the Group Companies under any applicable law, and none of the Group Companies has received any notice from any Governmental Authorities with respect to any material violation of any applicable law.

3.16    SAFE Registration and Filing. Except as disclosed in Section 3.16 of the Disclosure Schedule, each of the Founders and the Founder Holdcos (each, a “Company Security Holder”), who is a Domestic Resident and subject to any of the approval, registration, reporting or filing requirements under Circular 37 or any other applicable SAFE Rules and Regulations, has complied with such approval, reporting, registration and/or filing requirements in connection with his/her/its direct or indirect investment in and ownership of Shares of the Company (including any change or amendment to such direct or indirect investment in and ownership of Shares of the Company) (if applicable), and all statements and documents provided by each Company Security Holder to any PRC Governmental Authority in the course of making such approval, reporting, registration and/or filing are true, complete and valid, in all material respects, except where the failure of certain Company Security Holders in complying with the SAFE Rules and Regulations would not result in a Material Adverse Effect. Neither the Warrantors nor, to the best knowledge of the Warrantors, any of the Company Security Holders has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations, and the Company and the Company Security Holders have made all material oral or written filings, registrations, reporting, filing or disclosing required by SAFE or any of its local branches.

3.17    Tax Matters.

(a)    All Tax Returns required to be filed on or prior to the date hereof with respect to each Group Company have been duly and timely filed by such Group Company within the requisite period and completed on a proper basis in accordance with the applicable laws, and are up to date and correct in all material respects. All Taxes owed by each Group Company (whether or not shown on every Tax Return) have been paid in full or provision for the payment thereof have been made. No deficiencies for any Taxes with respect to any Tax Returns have been asserted in writing by, and no notice of any pending action with respect to such Tax Returns has been received from, any Tax authority, and no dispute relating to any Tax Returns with any such Tax authority is outstanding or contemplated. Each Group Company has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party.

(b)    No audit of any Tax Return of each Group Company and no formal investigation with respect to any such Tax Return by any Tax authority is currently in progress. No Group Company has waived any statute of limitations with respect to any Taxes, or agreed to any extension of time with respect to an assessment or deficiency for such Taxes.

(c)    No written claim has been received by the Company in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

(d)    The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements, and there are no unresolved questions or claims concerning any Tax Liability of any Group Company. Since the Financial Statements Date, no Group Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(e)    No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

(f)    All Tax credits and Tax holidays enjoyed by the Group Company established under applicable PRC laws since its establishment have been in compliance in all material respects with all applicable laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable laws published by relevant Governmental Authority.

(g)    No Group Company is, or has ever been a PFIC or CFC or a U.S. real property holding corporation. No Group Company anticipates that it will become a PFIC or CFC or a U. S. real property holding corporation for the current taxable year or any future taxable year. No Group Company has any plan or intention to conduct its business in a manner that would be reasonably expected to result in such Group Company becoming a PFIC or CFC or a U.S. real property holding corporation in the future.

(h)    The Company is treated as a corporation for U.S. federal income tax purposes.

3.18    Interested Party Transactions. Except as disclosed in Section 3.18 of the Disclosure Schedule, no Founder, shareholder, officer, employee or director of a Group Company or any Affiliate of any such Person (including without limitation, the Smallyes Group Companies, each of the foregoing, an “Interested Party”) has any agreement, understanding, or proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as disclosed in Section 3.18 of the Disclosure Schedule, no Interested Party has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company, except that any of the foregoing Persons may have less than one percent (1%) of record ownership interest in the Company or own less than one percent (1%) of shares in publicly traded companies that may compete with a Group Company. No Affiliate of any officer or director of a Group Company is directly or indirectly interested in any material contract with a Group Company. No Interested Party has had, either directly or indirectly, any interest in: (a) any Person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. Except as disclosed in Section 3.18 of the Disclosure Schedule, all transactions entered or to be entered into by and between any Group Company and Interested Party are “arm-length” transactions.

3.19    Disclosure. No representation or warranty by any Warrantor in this Agreement or in any written statement or certificate furnished or to be furnished to the Series B Investors pursuant to any Transaction Document contains or will contain any untrue statement of fact or omits or will omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading in any way. Each of the Warrantors has fully provided each Series B Investor with all the information that such Series B Investor has requested for deciding whether to purchase the Purchased Shares and all information that could reasonably be expected to enable the Series B Investor to make such decision.

3.20    Labor Agreement and Actions; Employee Compensation. No Group Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of a Group Company. There is no strike or other labor dispute involving a Group Company pending or threatened (nor has there been since the incorporation of each Group Company), which could have a Material Adverse Effect on any Group Company, nor is any Group Company aware of any labor organization activity involving its employees. Each Key Employee, officer, consultant and contractor of each Group Company has entered into an employment agreement, and a confidentiality, non-competition and intellectual property rights agreement. No Key Employee is obligated under, or in violation of any term of, any contract or any order of the Governmental Authorities relating to the right of any such individual to be employed by, or to contract with, such Group Company. Except as disclosed in Section 3.20 of the Disclosure Schedule, each Key Employee is currently devoting one hundred percent (100%) of his or her working time to the conduct of the business of the Group Companies. To the best knowledge of the Warrantors after due inquiry, no Warrantor is aware that any such Key Employee is planning to work less than full time at a Group Company in the future, or intends to terminate his or her employment with a Group Company, nor does any Group Company have a present intention to terminate the employment of any Key Employee. To the best knowledge of the Warrantors after due inquiry and except as disclosed in Section 3.20 of the Disclosure Schedule, no such Key Employee is currently working for a competitive enterprise, whether or not such Person is or will be compensated by such enterprise. Each Group Company has complied in all respects with all applicable national, provincial, local or municipal equal employment opportunity and other laws related to employment. No Group Company is a party to or bound by any currently effective employment contract that provides for compensation exceeding three (3) months’ average remuneration of that employee upon termination, deferred compensation agreement, severance agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

3.21    Restructuring Agreements. Each Warrantor hereby jointly and severally represent, warrants and covenants to the Series B Investors that during the term of the relevant Restructuring Agreements, each of the statements contained in this Section 3.21 is true, accurate and complete.

(a)    Each of the parties to the Restructuring Agreements has the legal right, power and authority (corporate and other) to enter into and perform its/his/her obligations under each Restructuring Agreement to which it/he/she is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each Restructuring Agreement to which it/he/she is a party.

(b)    Each Restructuring Agreement is in full force and effect and no party to any Restructuring Agreement is in breach or default in the performance or observance of any of the terms or provisions of such Restructuring Agreement. None of the parties to any Restructuring Agreement has sent or received any communication regarding termination of or intention not to renew any Restructuring Agreement, and no such termination or non-renewal has been threatened by any of the parties thereto.

3.22    Insurance. There is no claim pending under the insurance policies and bonds maintained by each Group Company as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance in all respects with the terms of such policies and bonds. All such policies and bonds are in full force and effect.

3.23    Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions. Each Group Company and other Warrantors and their Affiliates and their respective directors, officers, managers, employees, independent contractors, representatives, agents and other Persons acting on their behalf (collectively, “Company Representatives”) are and have been in compliance with all applicable laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”). Without limiting the foregoing, neither any Group Company nor, any Company Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of, (a) the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person; (b) the taking of any action by any Person which (i) would violate the FCPA, if taken by an entity subject to the FCPA, (ii) would violate the U.K. Bribery Act, if taken by an entity subject to the U.K. Bribery Act, or (iii) could reasonably be expected to constitute a violation of any applicable Compliance Law; (c) the making of any false or fictitious entries in the books or records of any Group Company by any Person; or (d) the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

4.	REPRESENTATIONS AND WARRANTIES OF INVESTORS.

Each Investor hereby represents and warrants severally but not jointly to the Company as follows as of the date hereof and as of the Closing:

4.1    Authorization. It has full power and authority to enter into this Agreement and the other Transaction Documents, and each of the Transaction Documents, when executed and delivered by the Investor, will constitute a valid and legally binding obligation of the Investor, subject as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2    Purchase for Own Account. It is, or will be acquiring the Purchased Shares and the Conversion Shares for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. By executing this Agreement, the Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or any third Person, with respect to any Purchased Shares or Conversion Shares, other than, with respect to any investor that is an investment fund, agreements or arrangements governing the acquisition, management and disposition of fund assets or interests in general fund assets with participants in the fund.

5.	CONDITIONS TO SERIES B INVESTORS’ OBLIGATIONS AT THE CLOSING.

The obligations of each of the Series B Investors to purchase its respective Purchased Shares at the Closing is, unless otherwise waived in writing by such Series B Investor, subject to the fulfillment to the satisfaction of such Series B Investor on or prior to the Closing of the following conditions:

5.1    Representations and Warranties Correct. The representations and warranties made by the Warrantors in Section 3 hereof shall be true and correct and complete respects with respect to the subjects covered therein when made, and shall be true, correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date except in either case for those representations and warranties (i) that already contain any materiality qualification, which representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such dates and (ii) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (i)) as of such particular date.

5.2    Performance of Obligations. Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement and other Transaction Documents that are required or contemplated to be performed or complied with by it on or before the Closing.

5.3    Authorizations. All consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Party hereto (other than the Investors) in connection with the consummation of the transactions contemplated by this Agreement and other Transaction Documents shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to such Series B Investor.

5.4    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to such Series B Investor, and such Series B Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

5.5    Group Company’s Charter Documents. The Restated M&A, in the forms attached hereto as Exhibit A, shall have been duly adopted by all necessary action of the Board and shareholders of the Company, and such adoption shall have become effective prior to the Closing with no alternation or amendment as of the Closing. The Restated M&A shall have been duly submitted for filing with the Registrar of Companies of the Cayman Islands at the Closing as evidenced by an email confirmation from the registered office provider of the Company.

5.6    Transaction Documents. Each of the parties to the Transaction Documents, other than such Series B Investor, shall have executed and delivered such Transaction Documents to such Series B Investor.

5.7    Consents and Waivers. Each Warrantor shall have obtained any and all consents and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

5.8    Laws. The offer and sale of the Purchased Shares and the Conversion Shares to such Series B Investor pursuant to this Agreement shall be exempt from the registration and prospectus delivery requirements of the Securities Act and shall not violate or breach or result in a violation or breach of any other applicable laws or regulations.

5.9    No Litigation. No Action shall have been threatened or instituted against any Warrantor or such Series B Investor seeking to enjoin, challenge the validity of, or assert any liability against any of them on account of, any transactions contemplated by this Agreement or the other Transaction Documents.

5.10    Board. The Board of the Company shall be composed of nine (9) directors and each of Trustbridge, Eastern Bell, Crescent and CDH shall be entitled to appoint one (1) new director. All actions shall have been taken to appoint the foregoing representatives of Investors as new directors of the Company effective upon the Closing.

5.11    Employment Agreement and Confidentiality, Non-Competition and Intellectual Property Rights Agreement. Each Key Employee of the Group Companies shall have entered into an employment agreement, and a confidentiality, non-competition and Intellectual Property rights agreement with relevant PRC Company, with the effective period of more than two (2) years, each in the form satisfactory such Series B Investor and the Company shall have delivered to such Series B Investor copies of the same.

5.12    Restructuring. Relevant Group Companies and other parties thereto shall have entered into the Restructuring Framework Agreement attached hereto as Exhibit D (the restructuring of Group Companies provided under the Restructuring Framwork Agreement is hereinafter referred to as the “Restructuring”).

5.13    Restructuring Agreements. The HK Co., the Domestic Co. and its shareholders shall have entered into the Restructuring Agreements in the form and substance reasonably satisfactory to the Series B Investors.

5.14    Completion of SAFE Registration. Each Founder shall have complied with the SAFE Rules and Regulations and fully completed his reporting obligations and registration procedures thereunder with respect to their holding of shares in the Company, and the Series B Investors shall have been provided with evidence thereof reasonably satisfactory to them.

5.15    Legal Opinion of Offshore Counsel. The Series B Investors shall have received from Cayman Islands legal counsel of the Company a legal opinion, dated as of the Closing, in the form and substance reasonably satisfactory to the Series B Investors.

5.16    Legal Opinion of PRC Counsel. The Series B Investors shall have received from PRC legal counsel of the Company a legal opinion, dated as of the Closing, in the form and substance reasonably satisfactory to the Series B Investors.

5.17    Closing Deliveries. The Warrantors shall have tendered delivery of all of the various items they are required to deliver to such Series B Investor at the Closing under Section 2.6.

5.18    Due Diligence. Such Series B Investor shall have completed its due diligence investigation of the Group Companies and the results of the due diligence investigation in legal, financial, managerial and technological aspects shall be reasonably satisfactory to such Series B Investor.

5.19    No Material Adverse Effect. There shall have been no Material Adverse Effect on the financial condition, business, prospects or operations of any Group Company since the Financial Statements Date.

6.	CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligation of the Company to issue and sell the Purchased Shares, Series Seed Preferred Shares and Series A Preferred Shares to each Investor at the Closing is, unless otherwise waived in writing by the Company, subject to the fulfillment to the Company’s satisfaction on or prior to the Closing of the following conditions:

6.1    Representations and Warranties Correct. The representations and warranties made by such Investor in Section 4 hereof shall be true and correct and complete in all material respects with respect to the subjects covered therein when made, and shall be true and correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

6.2    Performance of Obligations. Such Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by it on or before the Closing.

7.	COVENANTS OF THE WARRANTORS.

Each of the Warrantors hereby jointly and severally covenants to the Investors as follows:

7.1    Use of Proceeds. In accordance with the budget and business plan approved by the shareholders (including the affirmative votes of the Preferred Majority), the Company shall use the proceeds from the issuance and sale of the Purchased Shares (the “Proceeds”) for capital expenditure, business expansion and working capital of the Company and its subsidiaries, save as otherwise stipulated in this Agreement. The Company shall not use the Proceeds in the payment of any debts or obligations of any Group Company or its Subsidiaries that is not in compliance with the purpose set forth in the foregoing sentence or in the repurchase or cancellation of securities held by any shareholders of the Group Companies or for any other purpose without the consent of the Series B Investors. The Company shall provide the necessary information relating to the Proceeds, and the aggregate amounts thereof under each category, including without limitation the amount of contribution of funds to the WFOE, as reasonably requested by the Series B Investors to facilitate their requisite tax reporting obligations (including the establishment of the tax base for the Purchased Shares to the relevant PRC tax authorities).

7.2    Additional Covenants. Except as required by this Agreement or the Shareholders Agreement or for the purpose of the Restructuring, no resolution of the directors, owners, members, joint venture parties, or shareholders of any Group Company shall be passed, nor shall any contract or commitment be entered into prior to the Closing without the written consent of the Investors, except that the Group Companies may carry on their respective businesses in the same manner as heretofore and may pass resolutions and enter into contracts and commitments in the ordinary course of business and consistent with their past practice.

7.3    Notice of Certain Events. If at any time before the Closing, any Warrantor comes to know of any material fact or event which:

(a)    is in any way inconsistent with any of the representations and warranties of the Warrantors in this Agreement;

(b)    suggests that any fact warranted by the Warrantors hereunder may not be as warranted or may be misleading; or

(c)    might affect the willingness of a prudent investor to purchase the Purchased Shares on the terms contained in the Transaction Documents or the amount of the consideration a prudent investor would be prepared to pay for the Purchased Shares, then the Warrantors shall immediately notify the Investors in writing, describing the fact or event in reasonable detail.

7.4    Employee Equity; Vesting. After the Closing, the Company (but not any other Group Company) may grant options to employees, advisors, officers, and directors of, and consultants to, the Company and its subsidiaries, but only pursuant to Employee Share Option Plan, provided that the total number of shares issued or issuable under any such Employee Share Option Plan shall not exceed 191,663,158 Ordinary Shares (proportionally adjusted to reflect any share dividends, share splits, or similar transactions). Except as approved by a majority of the Board (including the affirmative votes of the directors appointed by the Investors), shares or share options to be issued under the Employee Share Option Plan shall be subject to a minimum four (4) year vesting schedule no faster than the following, counting from the applicable grant date with respect to the total issued options or shares: twenty-five percent (25%) each at the first anniversary of the grant date, the second anniversary of the grant date, the third anniversary of the grant date and the fourth anniversary of the grant date. To the extent practicable under the PRC laws, the Group Companies shall cause to be filed and registered with the competent local branch of the SAFE of the PRC with respect to the establishment and adoption of the ESOP.

Except as otherwise approved by a majority of the Board (including the affirmative votes of the directors appointed by the Investors), the Company shall cause all future officers, directors, and employees of, and consultants to, the Company and its Subsidiaries who purchase, or receive options to purchase, shares of the Company’s Ordinary Shares, to execute and deliver agreements in forms approved by the Board (including the affirmative votes of the directors appointed by the Investors) providing for a right of repurchase in favor of the Company on vested and unvested shares without cost upon termination of the employment with cause or unilateral termination of the employment by the optionees, a prohibition on the transfer of all shares prior to a Qualified IPO (unless otherwise permitted under such Employee Share Option Plan) and a lockup or market standoff commitment after the Qualified IPO in respect of vested shares subject to the requirements that the underwriters or sponsors may have at such time.

7.5    Regulatory Compliance.

(a)    Each Founder and each Group Company shall comply with all applicable laws and regulations in the PRC in all material respects, including but not limited to applicable laws and regulations in connection with the operations of the Group Companies and the prohibition of pyramid selling, in order to prevent the Group Companies from being recognized by applicable Governmental Authorities as operator of pyramid selling business which is strictly prohibited under PRC laws and regulations. Each Warrantor shall use its best efforts to cause all shareholders of each Group Company, and any successor entity or controlled affiliate of any Group Company to, timely complete all required registrations and other procedures with applicable Governmental Authorities (including without limitation SAFE) as and when required by applicable laws and regulations. The Warrantors shall ensure that, each entity described above and its respective shareholders are in compliance with such requirements in all material respects and that there is no barrier to repatriation of profits, dividends and other distributions from the WFOE (or any successor entity) to the HK Co.

(b)    The Group Companies shall further enhance review of their suppliers’ authorization of online sale of products, in order to avoid sale of products without due authorization to the extent practicable.

(c)    The Founders and Group Companies shall seek advices from the Series B Investors before engaging in new categories of products and/or new business activities, and prepare workable plan which is in compliance with applicable laws and regulations, in order to avoid substantial obstercle to the Group Companies’ Qualified IPO process and time table.

(d)    The Group Companies shall use their commercially reasonable efforts to optimize the legal relationship between the Yunji platform service provider (i.e., the Operating Co. and/or the New VIE Company), the third-party suppliers, and the self-owned logistics and retail companies, and clearly distinguish between platform service fees and revenues generated from sale of goods in compliance with the applicable laws and regulations.

(e)    The Group Companies shall use their commercially reasonable efforts to cooperate with reputable wearhousing and logistics service providers, in order to ensure the stability of cooperation and quality of service.

(f)    Within reasonable time limit upon request by the Investors, the PRC Companies shall complete their offices’ lease filing with competent housing administrative authorities.

7.6    SAFE Registration. The Group Companies, the Founders and the Founder Holdcos shall, cause each record and beneficial owner of shares and/or equity interests in the Company, who is a Domestic Resident, to complete, update and maintain his/her registration with SAFE as required under SAFE Circular 37 in respect of his/her direct and indirect record and beneficial ownership of any shares or equity interest in the Company and each other Group Company on a timely and continuous basis after the Closing. The Company shall promptly deliver to each Investor and its counsel’s satisfactory evidence for completion of such registration.

7.7    Permit and License. To the extent permitted by the applicable laws, each of the Group Companies shall, and the Founders shall procure each of the Group Companies to, (1) use its best efforts to maintain in a timely manner all requisite consents and permits for conducting the Business in compliance with all applicable laws, (2) use its best efforts to obtain appropriate value-added telecommunication service permit before December 31, 2018, and (3) if so required by any applicable laws, obtain additional consents and permits necessary for conducting the Business as soon as possible but in any event no later than the time limit required by the applicable PRC laws or the competent Government Authorities.

7.8    Intellectual Property Protection. The Group Companies shall establish and maintain appropriate intellectual inspection system to protect the Intellectual Property rights of the Group Companies, and shall use their best efforts to (i) submit the application with relevant Governmental Authorities in respect of the intellectual properties (including but not limited to patents, copyrights, trademarks) of the Group Companies in accordance with applicable laws and regulations as soon as practicable after the fulfillment of the conditions of such application, and (ii) take other measures to the extent desirable and commercially feasible for protecting the Group Companies’ intellectual properties such that the Group Companies may be entitled to use “Yunji” and other frequently used trademarks on its website and mobile application and in its marketing materials. The Group Companies shall, and the Founders shall cause the Group Companies to fully comply with the laws and regulations in respect of the protection of the Intellectual Property and refrain from infringing from the Intellectual Property of other parties.

7.9    Employee Matters. The PRC Companies shall comply with all applicable PRC labor laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

7.10    Tax Matters. The PRC Companies shall comply with all applicable PRC tax laws and regulations in all material respects, including without limitation, laws and regulations pertaining to income tax and value added tax. The PRC Companies shall use their commercially reasonable efforts to further engage qualified tax advisor to (i) optimize the revenue booking and tax filing standard to ensure compliance with applicable laws and regulations, and (ii) conduct transfer pricing analysis and implement relevant report in daily business operation.

7.11    Restructuring. The Founders and the Group Companies shall complete the Restructuring pursuant to the Restructuring Framework Agreement as soon as practicable after the Closing, including without limitation that (i) the HK Co. shall use its commercially reasonable efforts to establish the WFOE on or before March 31, 2018, (ii) the WFOE shall enter into a series of restructuring agreements in the same form as the Restructuring Agreements with the Domestic Co. and its shareholders immediately after the incorporation of the WFOE to substitute for the Restructuring Agreements in their entirity, which shall be terminated upon the new restructuring agreements taking effect, and (iii) the Founders shall establish a new domestic company in the PRC (the “New VIE Company”) and enter into restructuring agreements in the same form as the Restructuring Agreements with the New VIE Company and the WFOE immediately after the incorporation of the New VIE Company. The Founders and the Company shall further procure the WFOE and the New VIE Company to enter into a deed of adherence immediately after incorporation to join in this Agreement and the Shareholders Agreement, and to assume rights and obligations as a “Group Company” hereunder and thereunder.

7.12    Smallyes Group Companies.

(a)    The Founders and the Group Companies shall further promote the process of the Smallyes Group Companies’ transfer of all the trademarks relating to “Yunji” and self-owned branding products sold on Yunji platform and/or used by the Group Companies in other ways to the Group Companies.

(b)    The Founders undertake to procure the Smallyes Group Companies (i) to sell their businesses competing to the Business of the Group Companies (the “Competitive Businesses”) to third parties which have no affiliated relationship with Smallyes Group Companies and the Founders, provided that the Parties agree no to set a specific timeline or deadline for such business sale and transfer, and (ii) not to invest additional resources in current Competitive Businesses or expend the scope of current Competitive Businesses.

(c)    Unless otherwise provided in the Transaction Documents, the Group Companies shall conduct business with their Interested Parties (including without limitation, the Smallyes Group Companies) on an arms-length basis.

8.	INDEMNITY.

8.1    General Indemnity. Subject to other provisions of this Section 8, each of the Warrantors hereby agrees to jointly and severally indemnify, defend and hold harmless each Investor, and the Affiliates, directors, officers, partners, managers, shareholders, members, agents, counsels, successors and assigns of such Investor (each, an “Indemnified Person”), from and against any and all Indemnifiable Losses incurred, suffered or sustained by any Indemnified Person, directly or indirectly, arising out of or as a result of (i) any material breach or violation of, or any material inaccuracy or misrepresentation in, any representation or warranty made by any Warrantor contained herein or in any other Transaction Documents, or (ii) any material breach or violation by any Warrantor of any covenant or agreement contained herein or in any other Transaction Documents, or (iii) any Action or dispute against any Indemnified Person as a result of the subscription of the Purchased Shares by such Investor.

8.2    Limitations to Indemnity. Notwithstanding anything to the contrary herein,

(a)    (i) the Warrantors’ total liability in respect of all relevant claims under this Agreement and other Transaction Documents brought by any of the Indemnified Persons is limited to the total purchase price for Purchased Shares (for the avoidance of doubt, for each Investor, the limitation shall be the purchase price actualy paid by such Investor for its subscription of the Purchased Shares at the Closing), and (ii) the aggregate liabilities for each Founder in respect of all relevant claims under this Agreement and other Transaction Documents brought by any of the Indemnified Persons shall in no event exceed the value of all equity interests of the Group Companies directly or indirectly owned by such Founder, and any Indemnified Person shall nonetheless seek indemnification from each Founder exclusively through arising claims against the equity interests of the Group Companies directly or indirectly owned by such Founder (for avoidance of doubt, not through acquiring/enforcing any other assets or properties of any Founder), provided that, any and all properties of the Group Companies, which are misappropriated by the Founders or any of their Affiliates or relatives and/or transferred to the Founders or any of their Affiliates or relatives, shall not be deemed as part of the Founders’ personal assets and the Indemnified Persons shall have recourse against the Founders and/or his Affiliates or relatives with respect to such properties;

(b)    the Warrantors shall not be obligated to indemnify any Indemnified Person pursuant to Section 8 in respect of a claim unless and until the aggregate amount of all Indemnifiable Losses incurred with respect to such claim exceeds US$100,000, in which event the Warrantors shall be responsible for the entire amount of such Indemnifiable Losses of the Indemnified Persons; provided that a number of claims arising out of the same, related, or similar matters, facts, or circumstances shall be aggregated and form a single claim;

(c)    The Warrantors shall not be liable for any claim if the Indemnifiable Loss caused by such claim is able to be eliminated or prevented, to the reasonable satisfaction of the Investors, by the Warrantors within thirty (30) days after the date on which the notice from such Indemnified Person claiming for indemnity is received by the Warrantors; and

(d)    The Warrantors shall not liable to indemnify any Indemnified Person in respect of any claims under this Agreement or other Transaction Documents with respect to any non-compliance with applicable laws of the Warrantors or invalidity of the Restructuring Agreements to the extent that such claims would not have arisen but for a change in any law, regulation or government decrees promulgated after the Closing

8.3    First Recourse. Notwithstanding of any other provisions of this Agreement, each Investor covenants and agrees, as such Investor’s and its Indemnified Person’s first recourse under this Agreement and other Transaction Documents, to use its best efforts to seek, pursue and obtain full recovery from the Warrantors other than the Founders and the Founder Holdcos for claims arising out of this Agreement and other Transaction Documents (“Investor’s First Recourse Obligations”) whether or not such Investor or its Indemnified Person has an independent claim or cause of action against any of the Founders and Founder Holdcos. The failure to fulfil the Investor’s First Recourse Obligations shall constitute an absolute and complete bar of action by such Investor or its Indemnified Person for, and an absolute and complete defence by the Founders and Founder Holdcos to, any claim by such Investor or any its Indemnified Person against any of the Founders and/or Founder Holdcos. Provided that a Investor or its Indeminified Person duly performs its Investor’s First Recourse Obligations aforementioned, if such Investor or its Indemnified Person has not been indemnified in part or in full for the Indemnifiable Losses, such Investor and its Indemnified Person shall be entitled to seek, pursue and obtain full recovery from the Founders and Founder Holdcos for claims arising out of this Agreement and other Transaction Documents.

9.	CONFIDENTIALITY AND NON-DISCLOSURE.

9.1    Disclosure of Terms. Each Party hereto acknowledges that the terms and conditions (collectively, the “Terms”) of this Agreement, the other Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below. Each Investor agrees with the Company that such Investor will keep confidential and will not disclose or divulge, any information which such Investor obtains from the Company, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company to, or communications between the Company and such Investor, or pursuant to information rights granted under the Shareholders Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of such Investor, or unless the Company gives its written consent to such Investor’s release of the information.

9.2    Press Releases. Within sixty (60) days of the Closing, the Company may issue a press release related to the Closing, disclosing that any Investor has invested in the Company provided that (a) the release does not disclose any of the Terms, (b) the press release does not disclose the amount or other specific terms of the investment, and (c) the final form of the press release is approved in advance in writing by the Investor(s) mentioned therein. The Investors’ names and the fact that the Investors are shareholders in the Company can be included in a reusable press release boilerplate statement, so long as the relevant Investor has given the Company its initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved. No other announcement regarding any Investor in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the relevant Investor’s prior written consent, which consent may be withheld at such Investor’s sole discretion.

9.3    Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary,

(a)    the Company may disclose any of the Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such Persons or entities are under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise;

(b)    any Investor (and its fund manager) may, disclose such Investor’s investment in the Company to third parties or to the public at its sole discretion and in relation thereto may use the Company’s logo and trademark and may include links to the Company’s website (without requiring the Company’s further consent). If it does so, the other Parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by the Investor.

(c)    any Investor shall have the right to disclose:

(i)    any information to the Investor’s Affiliate or fund manager, the Investor’s and/or its fund manager’s and/or its Affiliate’s legal counsel, fund manager, auditor, insurer, accountant, consultant or to an officer, director, general partner, limited partner, fund manager, shareholder, investment counsel or advisor, or employee of the Investor, fund manager or Affiliate and any of their investors or respective Affiliates, provided, however, that any counsel, auditor, insurer, accountant, consultant, officer, director, general partner, limited partner, fund manager, shareholder, investment counsel or advisor, or employee shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise;

(ii)    any information for fund and inter-fund reporting purposes;

(iii)    any information as required by law, government authorities, exchanges and/or regulatory bodies, including by the Securities and Futures Commission of the Hong Kong, the China Securities and Regulatory Commission of the PRC or the Securities and Exchange Commission of the United States (or equivalent for other venues);

(iv)    any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company; and/or

(v)    any information contained in press releases or public announcements of the Company pursuant to Section 9.2 above.

(d)    the confidentiality obligations set out in this Section 9 do not apply to:

(i)    information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by any other Party hereto or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this Section 9 or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

(ii)    information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(iii)    the disclosure of information by any director of the Company to its appointer or any of its Affiliates or otherwise in accordance with the foregoing provisions of this Section 9.3.

9.4    Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Terms in contravention of the provisions of this Section 9, such Party (the “Disclosing Party”) shall, if and to the extent that it can lawfully do so, provide the other Parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate Party may seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

10.	MISCELLANEOUS.

10.1    Governing Law. This Agreement shall be governed in all respects by the laws of the Hong Kong without regard to conflicts of law principles.

10.2    Successors and Assigns. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of and be binding upon the respective successors, heirs and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned by any Party without the prior written consent of the other Parties, provided that any Investor may assign its rights and obligations hereunder to an Affiliate of such Investor, or after the Closing, in connection with any transfer of the Purchased Shares held by such Investor to any Person which does not breach any provision of the Transaction Documents and the applicable laws, without consent of the other Parties under this Agreement but with written notice to the Company and the Founders at least ten (10) days in advance, provided that any such transferee shall execute and deliver to the Company a joinder agreement or a deed of adherence in the form satisfactory to the Company, becoming a party hereto as an “Investor” and a “Party”, subject to the terms and conditions hereof.

10.3    Entire Agreement. This Agreement, the Shareholders Agreement, and any other Transaction Documents together with all the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and non-disclosure agreements executed by the Parties hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

10.4    Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party; (b) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; (c) when sent by email, upon the date of successful transmission, provided that the sending Party has received a system message indicating successful transmission or has not received a system message within 24 hours indicating failure of delivery or return of email; or (d) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to the Parties as set forth in Schedule D with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. The address of each Party is set forth in Schedule D and a Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.4 by giving the other Parties written notice of the new address in the manner set forth above.

10.5    Amendments and Waivers. This Agreement may only be amended or modified with the prior written consent of the Company and the Investors.

10.6    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Parties shall be cumulative and not alternative.

10.7    Professional Fees. If the Closing occurs, or the Closing fails to occur due to a reason attributable to any Warrantor, the Company shall pay the Investors’ fees and expenses, including legal, accounting and out-of-pocket costs incurred by the Investors in connection with the transactions contemplated hereby, within five (5) Business Days after its receipt of written invoices for such fees and expenses, provided that such fees and expenses shall not exceed US$200,000. In the event the Closing does not occur due to a reason solely attributable to any Investor, such Investor shall promptly assume all legal and other professional costs and expenses incurred by or on behalf of such Investor in connection with the transactions contemplated by this Agreement, provided that each of other Parties shall bear its own expenses and costs incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby on its own. In the event of any Action at law, suit in equity or arbitration proceeding in relation to this Agreement or any Purchased Shares or Conversion Shares, the prevailing party shall be entitled to an award of reasonable attorney’s fees and out-of pocket expenses from the losing party. All Taxes arising out of or in connection with the execution and delivery of this Agreement and other Transaction Documents and the consummation of the transactions contemplated hereby and thereby shall be borne by each of the Parties according to applicable laws.

10.8    Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.9    Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original, but all of which together shall constitute one instrument.

10.10    Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

10.11    Pronouns and etc. For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits and schedules are to the exhibits and schedules attached to this Agreement unless explicitly stated otherwise, (c) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (d) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, and (e) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated.

10.12    Dispute Resolution.

(a)    Negotiation Between Parties. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of the relevant Parties within thirty (30) days after the occurrence of the dispute, either Party to the dispute may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below.

(b)    Arbitration. In the event the Parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) then in force, which rules are deemed to be incorporated by reference into this subsection (b), subject to the following: (i) the arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the HKIAC Rules; and (ii) the language of the arbitration shall be Chinese The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. The award of the arbitral tribunal shall be final and binding upon the Parties thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

10.13    Termination of Agreement. This Agreement may be terminated prior to the Closing (a) by mutual written consent of the Parties, (b) by either any Investor (solely in respect of such Investor) or the Company if the Closing has not been consummated by February 14, 2018, (c) by any Investor (solely in respect of such Investor), by written notice to the Company if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of the Warrantors, and such breach, if curable, has not been cured within thirty (30) days of such notice stating the reason and intention to so terminate, or (d) by either any Investor (solely in respect of such Investor) or the Company if, due to change of applicable laws, the consummation of the transactions contemplated hereunder would become prohibited under applicable laws. If this Agreement is terminated pursuant to the provision of Section 10.13, this Agreement will be of no further force or effect, provided that no Party shall be relieved of any Liability for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

10.14    Survival. The provisions of Section 1, Section 8, Section 9, Section 10.1, Section 10.12 and Section 10.14 shall survive the expiration or early termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

Yunji Inc.

By:	/s/ XIAO Shanglue
Name:	XIAO Shanglue
Title:	Director

HK Co.:

Yunji Holding Limited

By:	/s/ XIAO Shanglue
Name:	XIAO Shanglue
Title:	Director

DOMESTIC CO.:

Yunji Sharing Technology Co., Ltd.
(/s/ Seal of Yunji Sharing Technology Co., Ltd.)

By:	/s/ XIAO Shanglue
Name:	XIAO Shanglue
Title:	Legal Representative

THE OPERATING CO.:

Zhejiang Jishang Youxuan E-Commerce Co., Ltd.
(/s/ Seal of Zhejiang Jishang Youxuan E-Commerce Co., Ltd.)

By:	/s/ XIAO Shangce
Name:	XIAO Shangce
Title:	Legal Representative

[Signature Page to the Preferred Share Purchase Agreement - Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE FOUNDER HOLDCOS:

Lanlan Ltd.

By:	/s/ XIAO Shanglue
Name:	XIAO Shanglue
Title:	Director

THE FOUNDERS

XIAO Shanglue

By:	/s/ XIAO Shanglue

[Signature Page to the Preferred Share Purchase Agreement - Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE FOUNDER HOLDCOS:

Kingwangpeng Holdings Limited

By:	/s/ WANG Peng
Name:	WANG Peng
Title:	Director

THE FOUNDERS

WANG Peng

By:	/s/ WANG Peng

[Signature Page to the Preferred Share Purchase Agreement - Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

Acceleration S Limited

By:	/s/ William Hsu
Name:	William Hsu
Title:	Director

[Signature Page to the Preferred Share Purchase Agreement - Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

Eastern Bell XIX Investment Limited

By:	/s/ SUN Yanhua
Name:	SUN Yanhua
Title:	Director

[Signature Page to the Preferred Share Purchase Agreement - Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

FASTURN OVERSEAS LIMITED

By:	/s/ CHEN Yuan
Name:	CHEN Yuan
Title:	Director

[Signature Page to the Preferred Share Purchase Agreement - Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

CPYD Singapore Pte. Ltd.

By:	/s/ Lawrence Lim
Name:	Lawrence Lim
Title:	Director

[Signature Page to the Preferred Share Purchase Agreement - Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

Eastern Bell XII Investment Limited

By:	/s/ YIN Junping
Name:	YIN Junping
Title:	Management Partner

[Signature Page to the Preferred Share Purchase Agreement - Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

TRUSTBRIDGE PARTNERS IV, L.P.

By:	/s/ LIN NING DAVID
Name:	LIN NING DAVID
Title:	Authorised Representative

[Signature Page to the Preferred Share Purchase Agreement - Yunji Inc.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

China Renaissance Corporation

By:	/s/ BAO FAN
Name:	BAO FAN
Title:	Director

[Signature Page to the Preferred Share Purchase Agreement - Yunji Inc.]

Schedule A-1

PRC Subsidiaries

1.	Hangzhou Jixi Enterprise Management and Consulting Co., Ltd.;

2.	Zhejiang Youji Supply Chain Management Co., Ltd.;

3.	Huzhou Delue Network Technology Co., Ltd.;

4.	Zhejiang Zhelue Network Technology Co., Ltd.;

5.	Hangzhou Jichuang Network Technology Co., Ltd.;

6.	Zhejiang Jishang Youxuan E-Commerce Co., Ltd.;

7.	Zhejiang Jishang Network Technology Co., Ltd.;

8.	Zhejiang Jiyuan Network Technology Co., Ltd.; and

9.	Anhui Delue Network Technology Co., Ltd..

[Schedule A to the Preferred Share Purchase Agreement - Yunji Inc.]

Schedule A-2

Founders

Name of Founder	PRC ID
XIAO Shanglue	******
WANG Peng	******

[Schedule A to the Preferred Share Purchase Agreement - Yunji Inc.]

Schedule A-3

Founder Holdcos

Name of the Company	Place of Incorporation	Ownership
Lanlan Ltd.	British Virgin Islands	100% owned by XIAO Shanglue

Kingwangpeng Holdings Limited	British Virgin Islands	100% owned by WANG Peng

[Schedule A to the Preferred Share Purchase Agreement - Yunji Inc.]

Schedule A-4-1

Series Seed Investors

Name	No. of Series Seed Preferred Shares	Per Share Price	Purchase Price
FASTURN OVERSEAS LIMITED	149,200,000	US$0.022	USD in equivalent to RMB20,000,000

Eastern Bell XIX Investment Limited	223,800,000	US$0.022	USD in equivalent to RMB30,000,000

[Schedule A to the Preferred Share Purchase Agreement - Yunji Inc.]

Schedule A-4-2

Series A Investors

Name	No. of Series A Preferred Shares	Per Share Price		Purchase Price
Eastern Bell XII Investment Limited	56,800,000	US$	0.088	USD in equivalent to RMB33,160,000

CPYD Singapore Pte. Ltd. (“Crescent”)	215,800,000	US$	0.093	US$20,000,000

TRUSTBRIDGE PARTNERS IV, L.P.	111,000,000	US$	0.000005	US$555

China Renaissance Corporation (“Huaxing”)	5,600,000	US$	0.000005	US$28

[Schedule A to the Preferred Share Purchase Agreement - Yunji Inc.]

Schedule A-4-3

Series B Investors

Name	No. of Series B Preferred Shares	Per Share Price	Purchase Price
Acceleration S Limited	110,803,324	US$0.902	US$100,000,000

[Schedule A to the Preferred Share Purchase Agreement - Yunji Inc.]

Schedule B

Capitalization Table

Fully Diluted Capitalization Immediately Prior to the Closing

Name of Shareholder	Class of Shares	Number of Shares	Percentage
Lanlan Ltd.	Ordinary Shares	1,051,400,000	91.31%

Kingwangpeng Holdings Limited	Ordinary Shares	100,000,000	8.69%

Ordinary Total		1,151,400,000	100%

Total		1,151,400,000	100%

Fully Diluted Capitalization Immediately after the Closing

Name of Shareholder	Class of Shares	Number of Shares	Percentage
Lanlan Ltd.	Ordinary Shares	1,051,400,000	47.45%

Kingwangpeng Holdings Limited	Ordinary Shares	100,000,000	4.51%

ESOP	Ordinary Shares	191,663,158	8.65%

Ordinary Total		1,343,063,158	60.61%

Eastern Bell XIX Investment Limited	Series Seed Preferred Shares	223,800,000	10.10%

FASTURN OVERSEAS LIMITED	Series Seed Preferred Shares	149,200,000	6.73%

Series Seed Total		373,000,000	16.83%

CPYD Singapore Pte. Ltd.	Series A Preferred Shares	215,800,000	9.74%

Eastern Bell XII Investment Limited	Series A Preferred Shares	56,800,000	2.56%

TRUSTBRIDGE PARTNERS IV, L.P.	Series A Preferred Shares	111,000,000	5.01%

China Renaissance Corporation	Series A Preferred Shares	5,600,000	0.25%

Series A Total		389,200,000	17.56%

Acceleration S Limited	Series B Preferred Shares	110,803,324	5.00%

Series B Total		110,803,324	5.00%

Total		2,216,066,482	100%

[Schedule B to the Preferred Share Purchase Agreement - Yunji Inc.]

Schedule C

Disclosure Schedule

[Schedule C to the Preferred Share Purchase Agreement - Yunji Inc.]

Schedule D

Notices

For the purpose of the notice provisions contained in this Agreement, the following are the initial addresses of each Party:

If to any Warrantor:

Attn:	WAN Zhi
Address:	******
Tel:	******
Email:	******

If to the Investors:

To CDH

Attn:	Wang Chaofan
Address:	******
Tel:	******
Email:	******

To Eastern Bell

Attn:	LI Sha
Address:	******
Tel:	******
Email:	******

To Trustbridge

Attn:	Trustbridge Partners JING Wenjie
Address:	******
Tel:	******
Email:	******

To Huaxing

Attn:	WANG Xinwei
Address:	******
Tel:	******
Email:	******

To Crescent

Attn:	Lawrence Lim
Address:	******
Tel:	******
Email:	******

[Schedule D to the Preferred Share Purchase Agreement - Yunji Inc.]

Schedule E

Key Employees

1.	XIAO Shanglue
2.	HAO Huan
3.	HU Jianjian
4.	LIU Youcai
5.	ZHANG Tiecheng

[Schedule E to the Preferred Share Purchase Agreement - Yunji Inc.]